Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2006 Second Quarter Financial Results

Second Quarter 2006 Sales of $11.2 Million Reflect 32% Growth Over Second Quarter 2005

Year-to-Date June 30, 2006 Sales of $22.0 Million Reflect 34% Growth Over Same Period 2005

Completion of CORTOSS® U.S. Pivotal Clinical Trial Enrollment Expected by 2006 Year End

For Immediate Release

Contact:	Joseph M. Paiva Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Thursday, August 3, 2006 – Orthovita, Inc. (NASDAQ: VITA), a developer of orthopedic biomaterials, reported financial results for the three and six months ended June 30, 2006. Product sales for the three months ended June 30, 2006 increased 32% to $11,180,000, as compared to $8,470,000 for the same period in 2005. Product sales for the six months ended June 30, 2006 increased 34% to $21,997,000, as compared to $16,356,000 for the same period in 2005. Sales growth for the reported periods was primarily attributable to increased sales of our VITOSS® FOAM and VITAGELTM product portfolios in the U.S. as we further develop our U.S. field sales network. Approximately 19% and 18% of our product sales during the three and six months ended June 30, 2006, respectively, were from our VITOSS FOAM Pack product introduced during the third quarter of 2005. Approximately 61% and 60% of our product sales during the three and six months ended June 30, 2006, respectively, were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation, which includes VITOSS FOAM Pack, as compared to approximately 58% of our product sales during each of the three and six months ended June 30, 2005. Additionally, VITAGEL, which was launched at the start of 2005, contributed approximately 17% and 16% of product sales for the three and six months ended June 30, 2006, respectively, as compared to approximately 8% and 7% of product sales during the three and six months ended June 30, 2005, respectively.

Gross profit for the three months ended June 30, 2006 was $6,782,000 in comparison to $5,622,000 for the same quarter in 2005. As a percentage of sales, gross profit was 61% and 66% for the three months ended June 30, 2006 and 2005, respectively. Gross profit for the six months ended June 30, 2006 was $14,088,000 in comparison to $11,011,000 for the same period in 2005. As a percentage of sales, gross profit was 64% and 67% for the six months ended June 30, 2006 and 2005, respectively. The lower gross profit percentage for each of the three and six months ended June 30, 2006 is primarily attributable to the shift in product mix toward VITAGEL product sales, which have a lower gross profit than our other product sales.

“We continue to be pleased with the growth in size and development of our specialized biosurgery, biomaterials and biologics sales team and with the sales increase for both the VITOSS FOAM Pack and VITAGEL products. Additionally, patient enrollment for our pivotal CORTOSS clinical trial has reached 75%. While additional patient enrollment caused our research & development costs to increase during the second quarter of 2006, the expense for the CORTOSS clinical program should drop off after submitting the FDA approval filing, which could occur as early as mid-2007,” said Antony Koblish, President and CEO of Orthovita. “We look forward to more detailed discussions during the earnings conference call.”

Operating expenses for the three months ended June 30, 2006 and 2005 were $12,110,000 and $8,304,000, respectively. Operating expenses for the three months ended June 30, 2006 include non-cash net compensation expense of $403,000 related to stock option accounting. These non-cash charges are equivalent to 4% of product sales for the three month period. For the six months ended June 30, 2006 and 2005, operating expenses were $23,268,000 and $16,486,000, respectively. Operating expenses for the six months ended June 30, 2006 include non-cash net compensation expense of $893,000 related to stock option accounting. These non-cash charges are equivalent to 4% of product sales for the 2006 six month period.

General & administrative expenses for the three months ended June 30, 2006 increased to $2,234,000 from $1,697,000 for the same period in 2005, primarily due to increased headcount, audit related costs and information technology infrastructure related expenses. General & administrative expenses for the six months ended June 30, 2006 increased to $4,340,000 from $3,413,000 for the same period in 2005, primarily due to increased headcount, general legal expenses, audit related costs and information technology infrastructure related expenses.

Selling & marketing expenses were $7,056,000 for the three months ended June 30, 2006, as compared to $4,893,000 for the three months ended June 30, 2005. Selling & marketing expenses were $14,003,000 for the six months ended June 30, 2006, as compared to $9,980,000 for the six months ended June 30, 2005. Selling and marketing expenses increased for the three and six months ended June 30, 2006 primarily due to higher salary and benefit costs incurred by expanding our field sales team from 35 employees at June 30, 2005 to 69 employees at June 30, 2006 in order to support the growth of U.S product sales, as well as higher commissions paid in the U.S. as a result of increased product sales in 2006.

Research & development expenses increased to $2,820,000 for the three months ended June 30, 2006 from $1,713,000 for the same period in 2005. Research & development expenses increased to $4,925,000 for the six months ended June 30, 2006 from $3,093,000 for the same period in 2005. The increase for both the three and six month periods ended June 30, 2006 was primarily due to costs associated with our VITAGEL product development and our CORTOSS product development and U.S. clinical trial.

The net loss for the three months ended June 30, 2006 and 2005 was $5,461,000 and $2,742,000, respectively. Accordingly, the net loss per common share was $.10 and $.06 in the periods reported based upon 52,376,000 and 47,869,000 common shares outstanding, respectively. Excluding the non-cash net compensation expense of $403,000 recorded during the three months ended June 30, 2006, which resulted from the application of stock option accounting rules effective as of January 1, 2006, the non-GAAP net loss would have been $5,057,000 or $.10 per common share for the three months ended June 30, 2006. The net loss for the six months ended June 30, 2006 and 2005 was $9,388,000 and $5,631,000, respectively. Accordingly, the net loss per common share was $.18 and $.12 in the periods reported based upon 52,349,000 and 47,853,000 common shares outstanding, respectively. Excluding the non-cash net compensation expense of $893,000 recorded during the six months ended June 30, 2006, which resulted from the application of stock option accounting rules effective as of January 1, 2006, the non-GAAP net loss would have been $8,495,000 or $.16 per common share for the six months ended June 30, 2006.

“The net loss for the second quarter was impacted by low absorption of manufacturing overhead, as well as a reduction in our gross profit margin. Due to the timing of FDA approval of our VITAGEL manufacturing facility in June, we did not manufacture VITAGEL product during the second quarter of 2006. In addition, we manufactured very little VITOSS during the second quarter as we continue to reduce inventory levels of this product. We expect our overhead absorption to increase during the second half of 2006 as we commenced the manufacture of VITAGEL in July 2006. We are pleased with the increase in VITAGEL sales for the three and six month periods of 2006. However, VITAGEL sales growth has affected our gross margins as it has a lower margin than our other products. As a result, we may have fluctuating gross margins from quarter to quarter,” said Joseph Paiva, CFO of Orthovita.

Cash, cash equivalents, and investments were $19,254,000 at June 30, 2006 in comparison to cash, cash equivalents and investments of $27,672,000 at December 31, 2005. For the six months ended June 30, 2006, the net cash and cash equivalents used in operating activities were $8,202,000 compared to $7,507,000 for the six months ended June 30, 2005. Net cash and cash equivalents used in operating activities for the six months ended June 30, 2006 increased due to higher operating expenses, and also included (i) a $573,000 net increase in prepaid revenue interest expense resulting from the contractually required annual advance payment at the beginning of each year to Paul Capital Royalty Acquisition Fund, L.P., (ii) a net decrease of $1,304,000 in accounts payable primarily as a result of vendor payments for VITAGEL inventories purchased during the fourth quarter of 2005, and (iii) a net increase of $405,000 in accounts receivable which is primarily a result of increased product sales, which amounts were partially offset by a net decrease in inventories of $1,477,000.

CORTOSS U.S. Pivotal Clinical Trial Status

Patient enrollment for the Company’s pivotal CORTOSS clinical trial in the U.S. for vertebroplasty is currently ahead of schedule. As of August 3, 2006, there are 184 patients enrolled in the clinical trial. The final patient enrollment requirements for the clinical trial are 162 CORTOSS treatment patients and 81 PMMA bone cement control patients. As of August 3, 2006, the Company has enrolled 108 CORTOSS treatment patients and 76 PMMA control patients. The Company expects to complete enrollment of the pivotal CORTOSS trial by the end of 2006.

Non-GAAP Disclosures

This press release includes non-GAAP financial information relating to the Company’s net loss excluding the effect of equity compensation expense resulting from the Company’s adoption of SFAS No. 123R and EITF Issue No. 00-19 in 2006. Management believes that the presentation of this information will be useful to investors because the Company did not recognize compensation expense during the three or six month periods ended June 30, 2005 for options granted to employees and did not record a mark-to-market adjustment at the end of the quarter for the change in the Black-Scholes value of our fully-vested non-employee consultant stock options outstanding. Management believes that a presentation of net loss excluding the effect of such equity compensation expense will enhance comparability of the Company’s financial results for the three and six month periods ended June 30, 2006 with those of the same periods of the prior year.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Joseph M. Paiva, Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern time on August 4, 2006 to review and discuss the second quarter 2006 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 2836509. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning August 4, 2006, at 11:30 a.m. Eastern time, and ending August 11, 2006, at 11:59 p.m. Eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 2836509.

About the Company

Orthovita is a biomaterials company with proprietary technologies for the development and commercialization of synthetic, biologically active, tissue engineering products for orthopedic and neurosurgical applications. Our products are used in the regeneration of bone and soft tissue. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-derived bone material to meet a broad range of orthopedic clinical needs in the spine, trauma, joint reconstruction, revision surgery and extremities markets, and VITAGEL™ Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our CORTOSS® Synthetic Cortical Bone technology platform, which is designed for injections in osteoporotic spines to treat vertebral compression fractures. Orthovita works jointly with Kensey Nash Corporation and Angiotech Pharmaceuticals, Inc. to develop and market novel synthetic-based biomaterial products, and continues to pursue similar relationships with other companies in biomaterials.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval and market acceptance of our products, the development of our sales network and other aspects of our business, our ability to manufacture products, the adequacy of inventory, timing and expected results of our pivotal U.S. clinical trial for CORTOSS, timing of any submissions to the FDA related to CORTOSS approval, capital expenditures, future financing and liquidity, uses of cash, expected sales product mix and related margins, equity compensation expense and the adequacy of available resources. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2006		2005		2006		2005
Statements of Operations Data:
PRODUCT SALES	$11,180,400	100%	$8,470,111	100%	$21,997,356	100%	$16,355,848	100%

COST OF SALES	4,398,495	39%	2,848,180	34%	7,909,670	36%	5,345,063	33%

GROSS PROFIT	6,781,905	61%	5,621,931	66%	14,087,686	64%	11,010,785	67%

OPERATING EXPENSES:
General & administrative expenses	2,234,109	20%	1,696,879	20%	4,339,889	20%	3,413,196	21%
Selling & marketing expenses	7,056,169	63%	4,893,452	58%	14,003,196	64%	9,979,846	61%
Research & development expenses	2,819,780	25%	1,713,441	20%	4,924,983	22%	3,092,866	19%

Total operating expenses	12,110,058	108%	8,303,772	98%	23,268,068	106%	16,485,908	101%

OPERATING LOSS	(5,328,153)	(47)%	(2,681,841)	(32)%	(9,180,382)	(42)%	(5,475,123)	(33)%

INTEREST EXPENSE	(59,121)	(<1)%	(114,702)	(1)%	(108,706)	(<1)%	(227,785)	(1)%
REVENUE INTEREST EXPENSE	(289,976)	(3)%	(242,431)	(3)%	(566,188)	(3)%	(481,861)	(3)%
INTEREST INCOME	216,607	2%	297,471	4%	467,004	2%	553,730	3%

NET LOSS	$(5,460,643)	(49)%	$(2,741,503)	(32)%	$(9,388,272)	(43)%	$(5,631,039)	(34)%

NET LOSS PER SHARE, BASIC AND DILUTED	$(.10)		$(.06)		$(.18)		$(.12)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	52,375,552		47,869,321		52,348,856		47,853,324

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

	June 30, 2006	December 31, 2005
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$10,187,086	$8,834,694
Short-term investments	9,067,092	15,830,747
Accounts receivable, net	6,629,143	6,224,064
Inventories	10,446,346	11,923,351
Prepaid revenue interest expense	1,183,812	610,713
Other current assets	309,833	389,886

Total current assets	37,823,312	43,813,455
Property and equipment, net	4,874,159	5,031,659
Long-term investments	—	3,006,780
Other assets	413,803	484,135

Total assets	$43,111,274	$52,336,029

Current liabilities	$8,033,807	$9,122,692
Derivative liability associated with non-employee stock options	2,420,735	—
Other long-term liabilities	8,917,204	8,837,681

Total liabilities	19,371,746	17,960,373
Total shareholders’ equity	23,739,528	34,375,656

	$43,111,274	$52,336,029

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Six Months Ended June 30,
	2006	2005
Cash Flow Data:
Net cash used in operating activities	$(8,201,759)	$(7,506,576)

Net cash provided by investing activities	$9,256,365	$6,024,947

Net cash provided by (used in) financing activities	$539,798	$(145,483)

Effect of exchange rate changes on cash and cash equivalents	$(242,012)	$(203,950)

Source: Orthovita, Inc.